Exhibit 2.4




                         Magellan Health Services, Inc.




                           MULTIPLE AND VARIABLE VOTE
                      RESTRICTED CONVERTIBLE COMMON STOCK,
                            $.01 Par Value per Share



                       ----------------------------------

                            STOCK PURCHASE AGREEMENT

                       ----------------------------------







                          Dated as of December 18, 2003



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                                TABLE OF CONTENTS

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                                                                                                             Page
1.         AUTHORIZATION OF STOCK.............................................................................1

2.         SALE AND PURCHASE OF COMMON STOCK; CLOSING.........................................................1

3.         CONDITIONS TO CLOSING..............................................................................2
           3.1.      REPRESENTATIONS AND WARRANTIES...........................................................3
           3.2.      PERFORMANCE; NO DEFAULT..................................................................3
           3.3.      COMPLIANCE CERTIFICATES..................................................................3
           3.4.      CONFIRMATION ORDER; PLAN OF REORGANIZATION...............................................3
           3.5.      AMENDED CERTIFICATE OF INCORPORATION.....................................................3
           3.6.      AMENDED BYLAWS...........................................................................3
           3.7.      REGISTRATION RIGHTS AGREEMENT............................................................3
           3.8.      INTENTIONALLY OMITTED....................................................................3
           3.9.      NO ACTIONS PENDING.......................................................................4
           3.10.     CONSENTS, APPROVALS, ETC.................................................................4
           3.11.     HART-SCOTT-RODINO........................................................................4
           3.12.     PROCEEDINGS AND DOCUMENTS................................................................4
           3.13.     NO MATERIAL ADVERSE CHANGE...............................................................4
           3.14.     EBITDA AND REVENUE TARGETS...............................................................4
           3.15.     MINIMUM CASH AVAILABILITY................................................................4
           3.16.     LIMITATION ON FEES.......................................................................5
           3.17.     SENIOR CREDIT FACILITY...................................................................5
           3.18.     NEW AETNA NOTE AND AETNA PURCHASE OPTION.................................................5
           3.19.     PAYMENT OF EXPENSES AND COMMITMENT FEE...................................................5

4.         REPRESENTATIONS AND WARRANTIES.....................................................................5
           4.1.      ORGANIZATION OF THE COMPANY..............................................................5
           4.2.      CAPITALIZATION OF THE COMPANY............................................................6
           4.3.      ORGANIZATION AND CAPITALIZATION OF THE SUBSIDIARIES......................................6
           4.4.      AUTHORITY; NO CONFLICT...................................................................7
           4.5.      NO MATERIAL ADVERSE CHANGE...............................................................8
           4.6.      COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS..........................8
           4.7.      LEGAL PROCEEDINGS........................................................................8
           4.8.      BROKERS OR FINDERS.......................................................................9
           4.9.      DISCLOSURE9
           4.10.     SEC REPORTS; FINANCIAL STATEMENTS........................................................9

5.         REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..................................................11
           5.1.      ORGANIZATION OF SUCH PURCHASER..........................................................11
           5.2.      AUTHORITY; NO CONFLICT..................................................................11


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           5.3.      SHARES NOT REGISTERED...................................................................11
           5.4.      ECONOMIC RISK...........................................................................11
           5.5.      ACQUISITION FOR OWN ACCOUNT.............................................................12
           5.6.      ABILITY TO PROTECT OWN INTERESTS........................................................12
           5.7.      ACCREDITED INVESTOR.....................................................................12
           5.8.      ACCESS TO INFORMATION...................................................................12
           5.9.      BROKERS OR FINDERS......................................................................12
           5.10.     LEGAL PROCEEDINGS.......................................................................12

6.         REGISTRATION, TRANSFER AND SUBSTITUTION OF CERTIFICATES FOR COMMON STOCK..........................12
           6.1.      STOCK REGISTER; OWNERSHIP OF STOCK......................................................12
           6.2.      REPLACEMENT OF CERTIFICATES.............................................................13
           6.3.      RESTRICTIVE LEGENDS.....................................................................13
           6.4.      NOTICE OF PROPOSED TRANSFER; OPINIONS OF COUNSEL........................................14
           6.5.      TERMINATION OF RESTRICTIONS.............................................................14

7.         COVENANTS PRIOR TO CLOSING DATE...................................................................14
           7.1.      ACCESS AND INVESTIGATION................................................................14
           7.2.      OPERATION OF BUSINESS...................................................................14
           7.3.      NEGATIVE COVENANTS......................................................................15
           7.4.      CONSENTS................................................................................16
           7.5.      REGULATORY APPROVAL.....................................................................16
           7.6.      REASONABLE BEST EFFORTS.................................................................17

8.         TERMINATION.......................................................................................18
           8.1.      TERMINATION EVENTS......................................................................18
           8.2.      EFFECT OF TERMINATION EVENTS............................................................18

9.         DEFINITIONS.......................................................................................19
           9.1.      CERTAIN DEFINED TERMS...................................................................19
           9.2.      ACCOUNTING TERMS........................................................................23
           9.3.      OTHER PROVISIONS REGARDING DEFINITIONS..................................................24

10.        EXPENSES..........................................................................................24

11.        COMMITMENT FEE....................................................................................24

12.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................................................24

13.        INDEMNIFICATION...................................................................................25
           13.1.     INDEMNIFICATION BY THE COMPANY..........................................................25
           13.2.     LIMITATIONS ON INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES...........25

14.        AMENDMENTS AND WAIVERS............................................................................26

15.        NOTICES, ETC......................................................................................26


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16.        PRESS RELEASES....................................................................................26

17.        CONFIDENTIAL INFORMATION..........................................................................26

18.        MISCELLANEOUS.....................................................................................27
           18.1.     SUCCESSORS AND ASSIGNS..................................................................27
           18.2.     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS......................................27
           18.3.     PAYMENTS DUE ON NON-BUSINESS DAYS.......................................................28
           18.4.     SEVERABILITY............................................................................28
           18.5.     ENTIRE AGREEMENT AND MODIFICATION.......................................................28
           18.6.     CONSTRUCTION............................................................................28
           18.7.     COUNTERPARTS............................................................................28
           18.8.     GOVERNING LAW...........................................................................28
           18.9.     SUBMISSION TO JURISDICTION..............................................................28
           18.10.    WAIVER OF TRIAL BY JURY.................................................................29
           18.11.    SUPPLEMENTATION AND AMENDMENT OF SCHEDULES..............................................29


EXHIBITS

Exhibit A  -         Revenue and EBITDA Projections





















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SCHEDULES

Schedule 1           Purchasers
Schedule 4.3         Organization and Capitalization of the Subsidiaries
Schedule 4.4         Authority; No Conflict
Schedule 4.6         Compliance with Legal Requirements
Schedule 4.7         Legal Proceedings
Schedule 4.10        SEC Reports
Schedule 5.2         Authority; No Conflict
Schedule 7.3(b)      Negative Covenants; Employment Agreements





















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                     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of December 18, 2003, by and among MAGELLAN HEALTH SERVICES, INC., a Delaware corporation (the "Company"), and the entities set forth on Schedule 1 attached hereto (individually, a "Purchaser" and collectively, the "Purchasers").

                                    RECITALS

                     The Company desires to sell and the Purchasers desire to purchase shares of Multiple and Variable Vote Restricted Convertible Common Stock of the Company, par value $.01 per share ("MVS Securities"), for the consideration and on the terms set forth in this Agreement.

                     Certain capitalized terms used in this Agreement are defined in Section 9. Capitalized terms used but not defined herein have the meanings set forth in the Plan. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

                                    AGREEMENT

                     The parties, intending to be legally bound, agree as follows:

                     1. AUTHORIZATION OF STOCK. The Company will authorize the issue and sale of (i) 6,052,632 shares of MVS Securities (the "Definitive Shares"), (ii) up to 6,052,632 shares of MVS Securities to the extent the Equity Offering is not fully subscribed pursuant to Section 9.6 of the Plan (the "Offering Backstop Shares") and (iii) up to 5,111,111 shares of MVS Securities to the extent necessary to fully fund the Partial Cash-Out Election (up to a maximum of $50 million) pursuant to the Plan (the "Partial Cash-Out Shares" and together with the Definitive Shares and the Offering Backstop Shares, the "Shares"). The total number of Offering Backstop Shares and Partial Cash-Out Shares to be authorized by the Company shall be the total number of Offering Backstop Shares and Partial Cash-Out Shares, respectively, which the Purchasers are required to purchase, which shall be determined as provided in the Plan.

                     2. SALE AND PURCHASE OF COMMON STOCK; CLOSING.

                     (a) The Company agrees to issue and sell to the Purchasers and, subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase from the Company, the respective percentages of the Shares specified opposite such Purchaser's name in Schedule 1 (such percentage a Purchaser's "Share Percentage"). The total numbers of Shares to be purchased by the Purchasers shall be determined as provided in the Plan. The purchase price for the Shares shall be (i) $12.39 per Share or $75,000,000 in the aggregate for the Definitive Shares, (ii) $12.39 per Share or up to $75,000,000 in the aggregate for the Offering Backstop Shares and (iii) $9.78 per Share or up to $50,000,000 in the aggregate for the Partial Cash-Out Shares.

                     (b) The sale of the Definitive Shares and the Offering Backstop Shares to be purchased by the Purchasers shall take place at a closing (the "Closing") at the offices of Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, NY 10153 at 10:00 a.m., New York City time, on the Effective Date,


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provided that the conditions set forth in Section 3 have been satisfied or waived by a Majority in Interest. At the Closing, the Company will deliver to each Purchaser the Shares to be purchased by such Purchaser in the form of a single certificate (or such greater number of certificates representing such Shares as such Purchaser may request), each dated the date of the Closing and registered in such Purchaser's name (or in the name of such Purchaser's nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price for such Shares. If at the Closing, the Company shall fail to tender to any Purchaser the Shares to be purchased by such Purchaser, as provided above in this Section 2, or any of the conditions specified in Section 3 shall not have been fulfilled to the satisfaction of such Purchaser, such Purchaser shall, at its election and upon written notice to the Company, be relieved of all further obligations under this Agreement.

                     (c) Sales of Partial Cash-Out Shares to be purchased by the Purchasers shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 at 10:00 a.m., New York City time, on the later of (i) the Closing Date and (ii) one Business Day prior to the date on which the proceeds of such sales of Partial Cash-Out Shares are required for the making of payments pursuant to the Partial Cash-Out Election (a "Partial Cash-Out Share Closing"). At any Partial Cash-Out Share Closing, each Purchaser shall purchase a number of Partial Cash-Out Shares equal to such Purchaser's Share Percentage of the total number of Partial Cash-Out Shares to be sold at such Partial Cash-Out Share Closing, rounded up to the next whole share; provided, that any fractional portion of a Partial Cash-Out Share which is issued to a Purchaser due to such rounding, and the purchase price therefor, shall be credited toward the number of Partial Cash-Out Shares to be purchased, and the purchase price to be paid therefor, by such Purchaser at the next Partial Cash-Out Share Closing, if any; and provided further, that the aggregate purchase price for Partial Cash-Out Shares purchased by the Purchasers after the Closing Date shall not exceed $5,000,000, in accordance with the Plan. The Company shall give written notice to each Purchaser at least two (2) Business Days prior to the date of a Partial Cash-Out Share Closing, which notice shall state the date on which such Partial Cash-Out Share Closing shall occur, the total number of Partial Cash-Out Shares to be purchased by all Purchasers at such Partial Cash-Out Share Closing and the number of Partial Cash-Out Shares to be purchased by, and the purchase price to be paid by, such Purchaser at such Partial Cash-Out Share Closing. At each Partial Cash-Out Share Closing, the Company will deliver to each Purchaser the Partial Cash-Out Shares to be purchased by such Purchaser in the form of a single certificate (or such greater number of certificates representing such Partial Cash-Out Shares as such Purchaser may request), each dated the date of such Partial Cash-Out Share Closing and registered in such Purchaser's name (or in the name of such Purchaser's nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price for such Partial Cash-Out Shares. If at such Partial Cash-Out Share Closing, the Company shall fail to tender to any Purchaser the Partial Cash-Out Shares to be purchased by such Purchaser, as provided above in this
Section 2(c), such Purchaser shall, at its election and upon written notice to the Company, be relieved of all further obligations under this Agreement.

                     3. CONDITIONS TO CLOSING. Unless waived in writing by a Majority in Interest, the obligation of each Purchaser to purchase and pay for the Shares to be sold to such Purchaser at any Closing is subject to the


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fulfillment to such Purchaser's satisfaction, prior to or concurrently with such
Closing, of the following conditions:

                     3.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects when made and at the time of the Closing, except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date, and except as affected by the consummation of such transactions.

                     3.2. PERFORMANCE; NO DEFAULT. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.

                     3.3. COMPLIANCE CERTIFICATES. The Company shall have delivered to the Purchasers a Certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated the date of the Closing, certifying that the conditions specified in Sections 3.1 and 3.2 have been fulfilled.

                     3.4. CONFIRMATION ORDER; PLAN OF REORGANIZATION. The Confirmation Order shall be in form and substance reasonably satisfactory to the Purchasers, shall have been entered by the Bankruptcy Court and shall be in full force and effect. All conditions to the consummation of the Plan shall have been satisfied or waived by the Purchasers. The Plan as confirmed by the Bankruptcy Court shall be in substantially the form filed with the Bankruptcy Court on or about August 18, 2003, as modified by amendments filed with the Bankruptcy Court on or about September 25, 2003, October 8, 2003 and October 9, 2003.

                     3.5. AMENDED CERTIFICATE OF INCORPORATION. The Amended Certificate of Incorporation, which shall be substantially in the form set forth in the Plan Supplement, shall have been duly filed under the laws of the State of Delaware, and the Amended Certificate of Incorporation shall be in full force and effect, and shall not have been otherwise amended or modified.

                     3.6. AMENDED BYLAWS. The Amended Bylaws, which shall be substantially in the form set forth in the Plan Supplement, shall have been duly adopted by the Company under the laws of the State of Delaware, and the Amended Bylaws shall be in full force and effect, and shall not have been otherwise amended or modified.

                     3.7. REGISTRATION RIGHTS AGREEMENT. Each of the Purchasers shall have received a fully executed counterpart of the Registration Rights Agreement, substantially in the form set forth in the Plan Supplement, such agreement shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived.

                     3.8. INTENTIONALLY OMITTED.


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                     3.9. NO ACTIONS PENDING. There shall be no claim, suit,
action, or proceeding by any Governmental Body or any other Person or any other legal or administrative proceeding pending which would restrict the Contemplated Transactions.

                     3.10. CONSENTS, APPROVALS, ETC. All necessary governmental, regulatory and third party Consents in connection with the Contemplated Transactions, including, without limitation, all insurance-related state regulatory approvals, shall have been obtained and remain in full force and effect

                     3.11. HART-SCOTT-RODINO. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act (the "HSR Act") shall have expired or been terminated early.

                     3.12. PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the Contemplated Transactions and all documents and instruments incident to such transactions shall be satisfactory to each Purchaser and such Purchaser's special counsel, and each Purchaser and such Purchaser's special counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                     3.13. NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company and its direct or indirect subsidiaries, taken as whole, since September 30, 2002; provided, however, that (a) any change reflected in the Company's 10-Q filings for the fiscal quarters ended December 31, 2002 or March 31, 2003 or any other information disclosed to the Purchasers (or known to the Purchasers) on July 14, 2003, and (b) the filing of the Chapter 11 Cases or the consummation of the Plan shall not be deemed a material adverse change.

                     3.14. EBITDA AND REVENUE TARGETS. As of the end of the month prior to the Effective Date, the Company shall have realized revenues and EBITDA for the period from January 1, 2003 through the end of such month that are no less than the projected revenues and EBITDA set forth in the Company's business plan for fiscal year 2003, in the form attached hereto as Exhibit A, and the Company shall have delivered to the Purchasers on the Effective Date, a statement, which shall be executed by the Chief Executive Officer and Chief Financial Officer of the Company, which shall certify that the Company's actual revenues and EBITDA for the measurement period met or exceeded such projected revenues and EBITDA.

                     3.15. MINIMUM CASH AVAILABILITY. The Company shall have cash in hand or borrowing availability of at least $20 million as of the Effective Date, after giving effect to $47.5 million of the proceeds of the sale of the Shares but taking into account distributions under the Plan (other than the cash payments used to reduce the New Notes or any payment of cash in lieu of issuing New Common Stock on account of an exercise of the Partial Cash-Out Election by a holder of an Allowed Senior Subordinated Note Claim or an Allowed Other General Unsecured Claim), and the Company shall have delivered to the Purchasers on the Business Day immediately preceding the Effective Date a certificate, executed by the Chief Executive Officer and the Chief Financial


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Officer of the Company, confirming that the Company projects that it will have cash (or cash equivalents) and/or availability under a revolving or similar credit facility during the period commencing on the Effective Date and continuing for 18 months thereafter in an amount of no less than $20 million.

                     3.16. LIMITATION ON FEES. Total fees and expenses incurred from and after May 1, 2003, of the legal advisors to the Company, the Official Committee and the existing senior secured lenders' agent related to the Chapter 11 Cases, Healthcare Partners, Inc., Houlihan Lokey, Alvarez & Marsal, Gleacher Partners, LLC and Kekst and Company (such fees and expenses shall specifically exclude the success fee payable to Houlihan Lokey, and any fees payable in respect of any exit financing) shall not exceed $25 million, and the Purchasers shall have received evidence of the foregoing that is reasonably satisfactory to them.

                     3.17. SENIOR CREDIT FACILITY. Either the New Facilities shall have closed on substantially the terms set forth in the Plan and shall be in full force and effect or the Senior Secured Credit Agreement shall be paid in full in cash with the proceeds of not less than $100,000,000 in loans and $75,000,000 in replacement/backstop letters of credit from an exit facility, the terms of which are as or more favorable to the Company as the New Facilities on the terms set forth in the Plan.

                     3.18. NEW AETNA NOTE AND AETNA PURCHASE OPTION. The New Aetna Note and the Aetna Amended MSA shall have been executed substantially in the form set forth in the Plan Supplement and shall be in full force and effect.

                     3.19. PAYMENT OF EXPENSES AND COMMITMENT FEE. The Company shall have paid on or before the Closing the Purchasers' expenses incurred through the Closing Date, in accordance with Section 10 hereof and the remainder of the Commitment Fee, if any, in accordance with Section 11 hereof.

           The Purchasers may not rely on the failure of any condition set forth in this Section 3 if such failure was caused by the Purchasers' failure to comply with this Agreement.

                     4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants that:

                     4.1. ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect. The Company is duly qualified or registered to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect.

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
                     4.2. CAPITALIZATION OF THE COMPANY. As of the Effective Date, the authorized capital stock of the Company will consist entirely of 100,000,000 shares of Ordinary Common Stock, 40,000,000 shares of MVS Securities and 10,000,000 shares of Preferred Stock, par value $.01 per share, of which approximately 26,656,989 shares of Ordinary Common Stock, up to approximately 8,448,275 shares of MVS Securities and no shares of Preferred Stock will be issued and outstanding. Except as provided in the Plan, there are no options, warrants, convertible securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give the holder any right to acquire shares of capital stock of the Company or to receive payments based in whole or in part upon the value of the capital stock of the Company, whether pursuant to a phantom stock plan or otherwise. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company other than as contemplated by the Plan. There are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any of its equity securities or other securities other than as contemplated by the Plan. As of the Effective Date, all of the outstanding equity securities of the Company will have been duly authorized and validly issued and are fully paid and nonassessable. As of the Effective Date, none of the outstanding equity securities or other securities of the Company will have been issued in violation of any Legal Requirement.

                     4.3. ORGANIZATION AND CAPITALIZATION OF THE SUBSIDIARIES.

                     (a) Exhibit 21 of the Company's Transition Report on Form10-K for the transition period from October 1, 2002 to December 31, 2002 sets forth the name, jurisdiction of incorporation or organization (as applicable) and capitalization of each Subsidiary of the Company. Except for the Company's Subsidiaries, and as otherwise described in the Disclosure Statement or the Filed SEC Reports or on Schedule 4.3, the Company does not have any direct or indirect equity interest constituting at least 10% of the voting securities of any corporation, partnership, limited liability company or other Person or business. Except as described in the Disclosure Statement or the Filed SEC Reports, no Magellan Company has any Contract to directly or indirectly acquire any equity or other ownership interest in any Person or business.

                     (b) Each Subsidiary is a corporation, partnership or limited liability company (as applicable), duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect. Each Subsidiary is duly qualified or registered to do business as a foreign corporation, partnership, limited liability company (as applicable) and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect.

                     (c) All of the outstanding capital stock or other equity securities of each Subsidiary directly or indirectly owned by any Magellan Company have been duly authorized and validly issued and are fully paid and nonassessable and the applicable Magellan Company has good and marketable title to such capital stock or other equity securities, free and clear of all Encumbrances, except as set forth on Schedule 4.3. Except as set forth in the


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Disclosure Statement or the Filed SEC Reports or as contemplated by the Plan, there are, and will be on the Closing Date, no options, warrants, convertible securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give the holder any right to acquire shares of capital stock of any Subsidiary or to receive payments based in whole or in part upon the value of the capital stock of any Magellan Company, whether pursuant to a phantom stock plan or otherwise. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Subsidiary. Except as contemplated by the Plan, there are, and will be on the Closing Date, no outstanding Contracts of any Magellan Company to repurchase, redeem or otherwise acquire any equity securities or other securities of any Subsidiary.

                     4.4. AUTHORITY; NO CONFLICT.

                     (a) At the Closing, the execution, delivery and performance of this Agreement and the Contemplated Transactions will have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                     (b) Except as set forth in Schedule 4.4 neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will (with or without notice or lapse of time):

                      (i) contravene, conflict with, or result in a violation of
           (1) any provision of the Organizational Documents of the Magellan Companies, or (2) any resolution adopted by the board of directors (or similar governing body) of any Magellan Company;

                      (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which any Magellan Company, or any of the assets owned or used by any Magellan Company, may be subject;

                      (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default under or terminate, any Contract; or

                      (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Magellan Company;

except, in the case of clauses (ii), (iii) and (iv) above, where such occurrence would not be reasonably likely to have a Material Adverse Effect.

           Except for (i) the Confirmation Order, (ii) compliance with the HSR Act, (iii) where the failure to give any notice or obtain any Consent would not be reasonably likely to have a Material Adverse Effect and (iv) as set forth in
Schedule 4.4, no Magellan Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and

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delivery of this Agreement or the consummation or performance of the
Contemplated Transactions.

                     4.5. NO MATERIAL ADVERSE CHANGE. Since September 30, 2002, there has not been any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Magellan Companies, taken as whole, and no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, that (a) any change reflected in the Company's 10-Q filings for the fiscal quarters ended December 31, 2002 or March 31, 2003 or any other information disclosed to the Purchasers (or known to the Purchasers) on or before July 14, 2003, and (b) the filing of the Chapter 11 Cases or the consummation of the Plan shall not be deemed a material adverse change.

                     4.6. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. Except as set forth in the Filed SEC Reports, the Disclosure Statement or Schedule 4.6:

                      (i) each Magellan Company is, and at all times since January 1, 1999 has been, in substantial compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership, possession or use of any of its assets and each Governmental Authorization held by it, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect; and

                      (ii) no Magellan Company has received, at any time since January 1, 1999, any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or any Governmental Authorization, or (B) any actual, alleged, possible or potential obligation on the part of any Magellan Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, other than as filed in the Chapter 11 Cases, which violation, failure to comply or obligation would be reasonably likely to have a Material Adverse Effect.

                     4.7. LEGAL PROCEEDINGS.

                     (a) Except as set forth in the Filed SEC Reports, the Disclosure Statement or Schedule 4.7, there is no pending Proceeding, other than the Chapter 11 Cases:

                      (i) that has been commenced by or against any Magellan Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Magellan Company;

                      (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions; or

                      (iii) against any director or officer of any of the Magellan Companies pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act;

in each of (i), (ii) or (iii), which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

                     (b) The Proceedings set forth in the Filed SEC Reports, the Disclosure Statement or Schedule 4.7 will not have a Material Adverse Effect.

                     4.8. BROKERS OR FINDERS. Except as set forth in the Filed SEC Reports or the Disclosure Statement, neither any Magellan Company nor any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

                     4.9. DISCLOSURE. All written information and other materials concerning the Magellan Companies and the Plan (the "Information") which has been, or is hereafter, prepared by, or on behalf of, the Company and delivered to any Purchaser, including, without limitation, the Disclosure Statement, is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests which were believed by the Company to be reasonable and (B) information believed by the Company to have been accurate based upon the information available to the Company, in each case, at the time such projections were furnished to such Purchaser.

                     4.10. SEC REPORTS; FINANCIAL STATEMENTS.

                     (a) The Company has on a timely basis (taking into account extensions) filed all forms, reports and documents required to be filed by it with the SEC since September 30, 2000. Schedule 4.10 lists and the Company has made available to the Purchasers copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement: (i) the Company's Annual Reports on Form 10-K for each fiscal year of the Company beginning since September 30, 2000 and the Company's Transition Report on Form 10-K for the transition period from October 1, 2002 to December 31, 2002, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i) above, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above,
(iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Purchasers pursuant to, or are available through EDGAR as contemplated by, this Section 4.10) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and
(v) above, whether or not available through EDGAR, are, collectively, the "SEC Reports" and, to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement, are, collectively, the "Filed SEC Reports"), (vi) all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18 U.S.C. ss.1350 (Section 906 of the Sarbanes-Oxley Act of
2002) with respect to any report referred to in clause (i) or (ii) above (collectively, the "Certifications"), and (vii) all comment letters received by the Company from the Staff of the SEC since January 1, 2003 and all responses to such comment letters by or on behalf of the Company. The SEC Reports (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. No Subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC. The Magellan Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Magellan Companies is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. As used in this Section 4.10, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC (regardless of whether public or confidential).

                     (b) The financial statements of the Company and its subsidiaries included in the SEC Reports (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with GAAP (except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not material in amount or effect). The Company has delivered to the Purchasers copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the SEC) effected by the Company or its subsidiaries since September 30, 2000. No financial statements of any Person other than the Magellan Companies are required by GAAP to be included in the consolidated financial statements of the Company.

                     5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser, severally and not jointly, hereby represents and warrants as follows:

                     5.1. ORGANIZATION OF SUCH PURCHASER. In the event such Purchaser is a corporation, partnership or limited liability company, such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under any Contract to which it is a party.

                     5.2. AUTHORITY; NO CONFLICT.

                     (a) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Purchaser. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms. Such Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                     (b) Except as set forth in Schedule 5.2, the execution and delivery of this Agreement will not, directly or indirectly (with or without notice or lapse of time):

                      (i) contravene, conflict with, or result in a violation of
           (1) any provision of the Organizational Documents of such Purchaser, if applicable, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders of such Purchaser; or

                      (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Purchaser, or any of the assets owned or used by such Purchaser, may be subject.

           Except as set forth in Schedule 5.2 and except for Consents which have been obtained and notices which have been given, such Purchaser is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery by such Purchaser of this Agreement.

                     5.3. SHARES NOT REGISTERED. Such Purchaser understands that the Shares have not been registered under the Securities Act. Such Purchaser also understands that the Common Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Purchaser's representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption is available.

                     5.4. ECONOMIC RISK. Such Purchaser understands that this is a highly speculative investment with a substantial risk of loss of such Purchaser's entire investment. Such Purchaser is in a position to bear the economic risk of such loss. Such Purchaser understands that it has no registration rights with respect to the Shares except as provided in the Registration Rights Agreement. Such Purchaser also understands that, even if available, such exemption may not allow it to transfer all or any portion of the Shares, if any, under the circumstances, in the amount or at the times it might propose.

                     5.5. ACQUISITION FOR OWN ACCOUNT. Such Purchaser is acquiring the Shares for its own account for investment and not with a present view toward distribution as such term is defined in Section 2(a)(11) of the Securities Act.

                     5.6. ABILITY TO PROTECT OWN INTERESTS. Such Purchaser represents that by reason of its business or financial experience, or the business and financial experience of its management, it has the capacity to protect its own interests in connection with the Contemplated Transactions. Such Purchaser was not formed for the specific purpose of consummating this transaction.

                     5.7. ACCREDITED INVESTOR. Such Purchaser represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

                     5.8. ACCESS TO INFORMATION. Such Purchaser has been given access to all Company documents, records, and other information, has received physical delivery of all those which it has requested, and has had adequate opportunity to ask questions of, and receive answers from, the Company's officers, employees, agents, accountants, and representatives concerning the Company's business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Shares.

                     5.9. BROKERS OR FINDERS. Such Purchaser has not, and its agents have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, for which the Company may be liable.

                     5.10. LEGAL PROCEEDINGS. Except as filed in the Chapter 11 Cases, there is no pending Proceeding against such Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on the ability of such Purchaser to consummate the transactions contemplated by this Agreement.

                     6. REGISTRATION, TRANSFER AND SUBSTITUTION OF CERTIFICATES FOR COMMON STOCK.

                     6.1. STOCK REGISTER; OWNERSHIP OF STOCK. (a) The Company will keep at its principal office, or will cause its registrar to keep at such registrar's principal office a register in which the Company will provide for the registration of the MVS Securities and the registration of transfers of the MVS Securities. The Company may treat the Person in whose name any of the Shares are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any MVS Securities shall mean the Person in whose name such MVS Securities are at the time registered on such register.

                     (b) Upon the surrender of any certificate for MVS Securities, properly endorsed, for registration of transfer or for conversion at the office of the Company or the Company's registrar maintained pursuant to subdivision (a) of this Section 6.1, the Company at its expense will (subject to compliance with Section 6.2, if applicable) execute and deliver to or upon the order of the holder thereof (i) a new certificate or certificates for the same aggregate number of shares of less the number of shares of MVS Securities being converted, if any, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, and/or (ii) a certificate or certificates for the number of shares of Ordinary Common Stock to be issued upon conversion of the MVS Securities so surrendered.

                     6.2. REPLACEMENT OF CERTIFICATES. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing shares of MVS Securities or Ordinary Common Stock issued upon the conversion of shares of MVS Securities and, in the case of any such loss, theft or destruction of any certificate representing shares of MVS Securities or Ordinary Common Stock issued upon the conversion of shares of MVS Securities, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such certificate representing shares of MVS Securities or Ordinary Common Stock issued upon the conversion of shares of MVS Securities for cancellation at the office of the Company or the Company's registrar maintained pursuant to subdivision (a) of Section 6.1, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing shares of MVS Securities or Ordinary Common Stock of like tenor.

                     6.3. RESTRICTIVE LEGENDS. Except as otherwise permitted by this Section 6, each certificate for MVS Securities (including each certificate for MVS Securities issued upon the transfer of any certificate for MVS Securities) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                     "The shares represented by this Certificate and any shares of Ordinary Common Stock issuable upon conversion of any such shares have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act."

Except as otherwise permitted by this Section 6, each certificate for Ordinary Common Stock issued upon the conversion of any of the MVS Securities, and each certificate issued upon the transfer of any such Ordinary Common Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

                     "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act."

                     6.4. NOTICE OF PROPOSED TRANSFER; OPINIONS OF COUNSEL. Prior to any transfer of any Restricted Securities which are not registered under an effective registration statement under the Securities Act, the holder thereof will give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respects with this Section 6.4. Each such notice shall describe the manner and circumstances of the proposed transfer and shall be accompanied by an opinion of counsel for such holder reasonably satisfactory to the Company that the proposed transfer may be effected without registration of such shares of Restricted Securities under the Securities Act. Such holder shall thereupon be entitled to transfer such shares in accordance with the terms of the notice delivered by such holder to the Company. Each certificate representing such shares issued upon or in connection with such transfer shall bear the restrictive legends required by Section 6.3, unless the related restrictions on transfer shall have ceased and terminated as to such shares pursuant to Section 6.5.

                     6.5. TERMINATION OF RESTRICTIONS. The restrictions imposed by this Section 6 upon the transferability of Restricted Securities shall cease and terminate as to any particular Restricted Securities (a) when such securities shall have been effectively registered under the Securities Act, or
(b) when, in the opinion of counsel for the holder thereof, reasonably satisfactory to the Company, such restrictions are no longer required in order to insure compliance with the Securities Act. Whenever such restrictions shall cease and terminate as to any Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any), new certificates for such securities of like tenor not bearing the applicable legends required by Section 6.3.

                     7. COVENANTS PRIOR TO CLOSING DATE.

                     7.1. ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, the Company will, and will cause each Magellan Company and their respective Representatives to, (a) afford the Purchasers and their Representatives reasonable access to each Magellan Company's properties, Contracts, books and records and other documents and data, (b) furnish the Purchasers and their Representatives with copies of all such Contracts, books and records, and other existing documents and data as the Purchasers or their Representatives may reasonably request, (c) furnish the Purchasers and/or their Representatives with such additional financial, operating and other data and information as any Purchaser or any of their Representatives may reasonably request and (d) make available to the Purchasers and their Representatives, upon reasonable advance notice and during normal business hours, the officers of each Magellan Company as the Purchasers and/or their Representatives may reasonably request; provided, that such availability shall not interfere with the normal operations of such Magellan Company.

                     7.2. OPERATION OF BUSINESS. Between the date of this Agreement and the Effective Date, the Company will, and will cause each Magellan Company to:

                     (a) conduct the business of the Magellan Companies only in the Ordinary Course of Business and in compliance with all Legal Requirements; and

                     (b) use their commercially reasonable best efforts to preserve intact the Magellan Companies' business and the current business organization of the Magellan Companies, keep available the services of the current officers, employees and agents of the Magellan Companies, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Magellan Companies.

                     7.3. NEGATIVE COVENANTS. Except as otherwise expressly permitted by this Agreement or as contemplated by the Plan or the Confirmation Order, between the date of this Agreement and the Effective Date, the Company will not, and will cause each Magellan Company not to, without the prior consent of a Majority in Interest (which, in the case of paragraph (f) below, shall not be unreasonably withheld in connection with the settlement of claims related to the Chapter 11 Cases):

                     (a) amend the Organizational Documents of any Magellan Company;

                     (b) except in the Ordinary Course of Business (including pursuant to the Key Employee Retention Plan, the Short-Term Incentive Plan, merit-based salary increases effected as of November 15, 2003, and the adoption of the New Management Incentive Plan), and pursuant to the employment agreements set forth in Schedule 7.3(b), pay or increase any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or enter into any employment, severance or similar Contract with any director, officer or employee;

                     (c) except in the Ordinary Course of Business, adopt, amend or increase the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Magellan Company;

                     (d) except in the Ordinary Course of Business (including entering into Contracts with customers in the Ordinary Course of Business), enter into or terminate (i) any license, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Magellan Company of at least $10,000,000;

                     (e) sell (other than sales or other dispositions of equipment deemed surplus, obsolete or no longer necessary to the business of any Magellan Company), lease or otherwise dispose of any material asset or property of any Magellan Company or mortgage, pledge or impose any Encumbrance on any material asset or property of any Magellan Company;

                     (f) cancel or waive any claims or rights with a value to any Magellan Company in excess of $5,000,000;

                     (g) materially change the accounting, actuarial, reserving, underwriting or claims administration or servicing policies, practices or procedures, standards, methods, assumptions or principles of the Magellan Companies;

                     (h) make any capital expenditure commitment other than capital expenditure commitments not in excess of $25,000,000 in the aggregate;

                     (i) pay, discharge or satisfy any Company Indebtedness other than the payment, discharge or satisfaction of such Company Indebtedness upon maturity or when otherwise due, or pursuant to the Plan, other than Company Indebtedness not in excess of $10,000,000 in the aggregate;

                     (j) incur any Company Indebtedness in excess of $10,000,000 in the aggregate;

                     (k) settle any litigation on a basis that provides for material liability to any Magellan Company after the Effective Date, that imposes any material restrictions on any Magellan Company after the Effective Date or that includes a finding or admission of any violation of any Legal Requirement or violation of the rights of any Person by any Magellan Company or that may have an effect on other claims that might be made against any Magellan Company;

                     (l) organize any subsidiary (other than a wholly-owned subsidiary) or acquire any material interest in any Person or any material equity or ownership interest in any business; or

                     (m) enter into any agreement to do any of the foregoing.

                     7.4. CONSENTS. Each Purchaser and the Company shall use (and the Company shall cause its Subsidiaries to use) their commercially reasonable best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the Contemplated Transactions, including, without limitation, the consents and approvals identified in Schedules 4.4 and
5.2 or otherwise required as a condition to Closing pursuant to Section 3.10 or 3.11.

                     7.5. REGULATORY APPROVAL.

                     (a) Each of the Purchasers and the Company (if necessary) shall (a) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the Contemplated Transactions as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its commercially reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Contemplated Transactions. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 7.5 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials;

                     (b) Each of the Purchasers and the Company shall use its commercially reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws"). In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of the Purchasers and the Company shall cooperate and use its commercially reasonable best efforts to contest and resist any such Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Contemplated Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, the Purchasers and the Company decide that litigation is not in their respective best interests. Each of the Purchasers and the Company shall use its commercially reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of the Purchasers and the Company agrees to use its commercially reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the Contemplated Transactions as expeditiously as possible. Notwithstanding anything to the contrary contained herein, no Purchaser (or its "ultimate parent entity") shall be required to dispose of any assets or any portion of its business or make any change to its business, expend any material funds (other than filing fees) or incur any other material burden in order to comply with this Section 7.5.

                     7.6. REASONABLE BEST EFFORTS. Between the date of this Agreement and the Closing Date, the parties hereto will use their commercially reasonable best efforts to cause the conditions in Section 3 to be satisfied.

                     8. TERMINATION.

                     8.1. TERMINATION EVENTS. This Agreement may terminate upon the occurrence of any of the following events (each a "Termination Event"):

                      (i) the mutual consent of the Company and a Majority in Interest;

                      (ii) the Confirmation Order shall not have been entered by the Bankruptcy Court on or before November 15, 2003;

                      (iii) the Effective Date shall not have occurred on or before January 31, 2004;

                      (iv) a trustee, responsible officer, or an examiner with powers beyond the duty to investigate and report, as set forth in subclauses (3) and (4) of clause (a) of Section 1106 of the Bankruptcy Code shall have been appointed under Section 1104 or 105 of the Bankruptcy Code for service in the Chapter 11 Cases;

                      (v) the Chapter 11 Cases shall have been converted to cases under Chapter 7 of the Bankruptcy Code;

                      (vi) the Company shall have breached any material provision of this Agreement and (A) a Majority in Interest shall have provided written notice to the Company that (1) the Company has breached a material provision of this Agreement and (2) sets forth the provisions of this Agreement that have been breached; provided that the Company hereby agrees to waive the requirement (if any) that the Automatic Stay be lifted in connection with giving such notice (and not to object to any Purchaser seeking to lift the Automatic Stay in connection with giving such notice, if necessary), and (B) a ten (10) day cure period with respect to such breach shall have occurred and such breach shall remain uncured;

                      (vii) the failure or nonoccurrence of any condition set forth in Section 3;

                      (viii) the Plan is modified to provide for any terms that are materially adverse to the Purchasers or are materially inconsistent with the terms and provisions of the Plan or this Agreement; or

                      (ix) the Company (i) submits an additional or further amended plan of reorganization or liquidation that is materially adverse to the Purchasers or is materially inconsistent with the terms and provisions of the Plan or this Agreement or (ii) moves to withdraw or withdraws the Plan.

                     8.2. EFFECT OF TERMINATION EVENTS. This Agreement shall terminate automatically without the act of any party to this Agreement upon the occurrence of any of the Termination Events, unless (x) the occurrence of such Termination Event is waived in writing within five (5) business days of its occurrence by a Majority in Interest. Notwithstanding the foregoing, the provisions of Sections 10, 11, 13, 16 and 17 shall survive any termination of this Agreement.

                     9. DEFINITIONS.

                     9.1. CERTAIN DEFINED TERMS. As used in this Agreement the following terms have the following respective meanings:

                     Affiliate: With reference to any Person, a spouse of such Person, any relative (by blood, adoption or marriage) of such Person within the second degree, any director, officer or employee of such Person or any of its Affiliates, any other Person of which such Person is a member, director, officer or employee, and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

                     Amended Commitment Letter: The Amended Funding Commitment Letter dated July 14, 2003 from Onex Corporation to the Company.

                     Amended Term Sheet: The Term Sheet accompanying the Amended Commitment Letter.

                     Antitrust Laws: As defined in Section 7.5(b) of this Agreement.

                     Automatic Stay: The automatic stay in effect pursuant to
Section 362 of the Bankruptcy Code.

                     Balance Sheet: The audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2002.

                     Business Day: A day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                     Capitalized Lease Obligations: An obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

                     Certifications: As defined in Section 4.10 of this Agreement.

                     Chapter 11 Cases: The Chapter 11 Cases jointly administered as Case No. 03-40515 (PCB) in the United States Bankruptcy Court for the Southern District of New York, In re Magellan Health Services, et al., Debtors.

                     Closing: As defined in Section 2 of this Agreement.

                     Closing Date: The date of the Closing.

                     Commitment Letter: The Funding Commitment Letter dated as of May 27, 2003 from Onex Corporation to the Company.

                     Company: As defined in the introduction to this Agreement, and refers to both the Company as the parent debtor or debtor in possession, and as reorganized as of the Effective Date in accordance with the Plan, as the context requires.

                     Company Indebtedness: (i) all obligations of the Magellan Companies for borrowed money, (ii) all obligations of the Magellan Companies evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Magellan Companies to pay the deferred purchase price of property or services, except current trade accounts payable arising in the Ordinary Course of Business, (iv) all of the Magellan Companies' Capitalized Lease Obligations and (v) all obligations of the Magellan Companies to reimburse or repay any bank or other Person in respect of amounts paid or available to be drawn under a letter of credit or banker's acceptance (each such obligation to be valued at the face amount of such instrument).

                     Consent: Any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

                     Contemplated Transactions: All of the transactions contemplated by this Agreement and the Plan.

                     Contract: Any written agreement, contract, obligation, promise or undertaking that is legally binding.

                     Definitive Shares: As defined in Section 1 of this
Agreement.

                     EBITDA: Earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP, consistently applied.

                     EDGAR: As defined in Section 4.10 of this Agreement.

                     Encumbrance: Any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

                     Exchange Act: The Securities Exchange Act of 1934, as amended.

                     Filed SEC Reports: As defined in Section 4.10 of this Agreement.

                     GAAP: Generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession; and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

                     Governmental Authorization: Any material approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                     Governmental Body: Any:

                     (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

                     (b) federal, state, local, municipal, foreign or other government;

                     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

                     (d) multi-national organization or body; or

                     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

                     HSR Act: As defined in Section 3.11 of this Agreement.

                     Indemnified Party: As defined in Section 13 of this Agreement.

                     Indemnity Claim: As defined in Section 13 of this
Agreement.

                     Key Employee Retention Plan: The Company's key employee retention plan for the year ended December 31, 2003, adopted subsequent to the Commencement Date.

                     Legal Requirement: Any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

                     Magellan Companies: The Company and the Subsidiaries.

                     Majority in Interest: At any time, the holders (or prior to the Effective Date, Persons who have agreed to become holders) of a majority, by voting power, of the outstanding Shares and the outstanding shares of Ordinary Common Stock issued upon conversion of any Shares, taken together as a single class.

                     Material Adverse Effect: means (i) a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Company and its Subsidiaries (taken as a whole) or (ii) a material adverse effect on the ability of the Company to consummate the Contemplated Transactions.

                     MVS Securities: As defined in the Recitals.

                     Offering Backstop Shares: As defined in Section 1 of this Agreement.

                     Order: Any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

                     Ordinary Common Stock: The Ordinary Common Stock of the Company, par value $.01 per share, from and after the Effective Date.

                     Ordinary Course of Business: An action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                     (b) such action is not required to be authorized by (i) if such action was taken on or after the Petition Date, the Bankruptcy Court and
(ii) if such action was taken prior to the Petition Date, the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business, of comparable size in terms of revenue, and similarly closely-held in terms of stock ownership, as such Person.

                     Organizational Documents: (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company; (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

                     Partial Cash-Out Share Closing. As defined in Section 2(c) of this Agreement.

                     Partial Cash-Out Shares: As defined in Section 1 of this Agreement.

                     Petition Date: March 11, 2003.

                     Person: An individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

                     Plan: The Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as filed in the Chapter 11 Cases on or about August 18, 2003, as modified by amendments filed with the Bankruptcy Court on or about September 25, 2003, October 8, 2003 and October 9, 2003.

                     Proceeding: Any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                     Purchaser(s). As defined in the introduction to this Agreement.

                     Representative: With respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

                     Restricted Securities: All of the following: (a) any shares of MVS Securities which are evidenced by a certificate or certificates bearing the applicable legend or legends referred to in Section 6.3, (b) any shares of Ordinary Common Stock which have been issued upon the conversion of any of the MVS Securities and which are evidenced by a certificate or certificates bearing the applicable legend or legends referred to in Section 6.3 and (c) unless the context otherwise requires, any shares of Ordinary Common Stock which are at the time issuable upon the conversion of MVS Securities and which, when so issued, will be evidenced by a certificate or certificates bearing the applicable legend or legends referred to in Section 6.3.

                     SEC: The U.S. Securities and Exchange Commission.

                     SEC Reports: As defined in Section 4.10 of this Agreement.

                     Securities Act: The Securities Act of 1933, as amended.

                     Share Percentage. As defined in Section 2(a) of this Agreement.

                     Shares: As defined in Section 1 of this Agreement.

                     Short-Term Incentive Plan: The Company's Short-Term Incentive Plan for 2003.

                     Subsidiary: With respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

                     Termination Event. As defined in Section 8.1 of this Agreement.

                     Term Sheet: The Term Sheet accompanying the Commitment Letter.

                     Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

                     9.2. ACCOUNTING TERMS. As used in this Agreement, and in any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 9.1 and accounting terms partly defined in said Section 9.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

                     9.3. OTHER PROVISIONS REGARDING DEFINITIONS. (a) Capitalized terms used but not defined herein have the meanings set forth in the Plan.

                     (b) Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant to this Agreement.

                     (c) The words "hereof", "herein", and "hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                     10. EXPENSES. The Company shall reimburse the Purchasers for all reasonable and documented out-of-pocket expenses incurred by the Purchasers after February 14, 2003 directly related to the negotiation, preparation, execution and delivery of this Agreement, the Commitment Letter, the Amended Commitment Letter, the Term Sheet, and the Amended Term Sheet with respect to the Contemplated Transactions and any and all definitive documentation or other acts relating hereto or thereto, including, but not limited to, the actual reasonable fees and expenses of counsel, accountants and/or consultants to the Purchasers and the fees and expenses incurred by the Purchasers in connection with any due diligence (including fees and expenses payable to consultants); provided that such expenses shall not exceed $1,200,000, plus any expenses incurred in connection with obtaining the necessary state regulatory approvals in connection with the Contemplated Transactions.

                     11. COMMITMENT FEE. As a commitment fee for entering into the Amended Commitment Letter and causing certain of its Affiliates to enter into this Agreement, Onex Corporation , the parent company of certain of the Purchasers, is entitled to receive a fee (the "Commitment Fee") equal to 1.75% of the aggregate purchase price for all of the Shares purchased by all of the Purchasers. Pursuant to the terms of the Amended Commitment Letter and the Amended Term Sheet, Onex Corporation has previously received an initial payment of $1,750,000.00 (the "Initial Installment") of the Commitment Fee. Other than pursuant to the last sentence of this Section 11, the remainder of the Commitment Fee (up to $1,750,000.00) shall be payable solely upon the Closing, and shall be paid on the Closing Date if the Closing occurs. In the event the Closing occurs and the total Commitment Fee calculated based upon the actual amount of the aggregate purchase price for all of the Shares by all of the Purchasers is less than $1,750,000.00, then Onex Corporation will pay to the Company on the Closing Date the difference between $1,750,000.00 and the actual amount of the Commitment Fee. Except as set forth in the previous sentence, the Initial Installment shall be non-refundable, regardless of whether the Closing occurs. At each partial Cash-Out Share Closing, Onex Corporation shall receive as payment of the Commitment Fee an amount equal to 1.75% of the aggregate purchase price for the Shares purchased by all of the Purchasers at each such Partial Cash-Out Share Closing.

                     12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Company to the Purchasers in connection with the Contemplated Transactions shall survive the execution and delivery of this Agreement, any investigation at any time made by any Purchaser or on any Purchaser's behalf, the purchase of the Shares by the Purchasers under this Agreement and any conversion of any of the MVS Securities or any disposition of any shares of MVS Securities or Ordinary Common Stock issued upon conversion of any of the MVS Securities. All statements contained in any certificate or other instrument delivered by or on behalf of the Company to any of the Purchasers or their Representatives pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. For the avoidance of doubt, this Agreement shall be assumed by the Company pursuant to Section 8.1 of the Plan.

                     13. INDEMNIFICATION.

                     13.1. INDEMNIFICATION BY THE COMPANY. Excluding any Indemnity Claim (as defined herein) arising solely from an Indemnified Party's (as defined herein) breach of this Agreement or breach of any other agreements between an Indemnified Party and the Company, the Company agrees to indemnify and hold harmless the Purchasers and their Affiliates, directors, officers, partners, members, employees, agents and assignees (including Affiliates thereof) (each an "Indemnified Party") from and against any and all losses, claims, damages (including, without limitation, diminution in value of the Shares), liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Agreement, the Amended Commitment Letter or the Amended Term Sheet, including, without limitation, as a result of any breach by the Company of any representation, warranty, covenant or agreement contained herein or therein, or in any way arise from any use or intended use of this Agreement, the Amended Commitment Letter, the Amended Term Sheet or the proceeds of the purchase of the Shares, and the Company agrees to reimburse (on an as-incurred monthly basis) each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party (each, an "Indemnity Claim"). In the event of any litigation or dispute involving this Agreement, the Amended Commitment Letter and/or the Amended Term Sheet, the Purchasers shall not be responsible or liable to the Company or any other Person for any special, indirect, consequential, incidental or punitive damages. The obligations of the Company under this Section 13 shall remain effective whether or not any of the Contemplated Transactions are consummated and notwithstanding any termination of this Agreement and shall be binding upon the Company, and any successor-in-interest to the Company, in the event that the Plan or any alternative plan of reorganization of the Company is consummated.

                     13.2. LIMITATIONS ON INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES.

                     (a) Notwithstanding anything herein to the contrary, any Indemnified Party must give written notice to the Company, in reasonable detail, prior to the expiration of the second anniversary of the Closing Date, of any claim for indemnification pursuant to Section 13.1 as a result of any breach by the Company of any representation or warranty. Any claim for indemnification pursuant to Section 13.1 as a result of any breach by the Company of any representation or warranty, which claim is not made by an Indemnified Party on or prior to that date will be irrevocably and unconditionally released and waived.

                     (b) No representation or warranty of the Company or any Purchaser contained herein shall be deemed untrue or incorrect, and none of the Company or any Purchaser shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event
(a) which is disclosed in response to another representation or warranty contained in this Agreement, to the extent the applicability of such disclosure to such other representation and warranty is reasonably apparent on the face of such disclosure, or (b) of which Robert LeBlanc or Michael Kahan is actually aware, without any duty to investigate, as of the Closing Date.

                     14. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or modified and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and a Majority in Interest.

                     15. NOTICES, ETC. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered, mailed by first-class mail, postage pre-paid or sent by facsimile, addressed, (a) if to a Purchaser, at the address set forth in
Schedule 1 or at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to the Company at 6950 Columbia Gateway Drive, Columbia, MD 21046, Attn: Megan Arthur, Esq., Corporate Executive Vice President and General Counsel, Fax: (410) 953-4715, with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attn: Stephen Karotkin, Esq.,
Fax: (212) 310-8007, or at such other address, or to the attention of such other officer, as the Company shall have furnished to each Purchaser in writing. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if sent by facsimile, when sent and receipt is telephonically confirmed or (iii) if given by any other means (including, without limitation, by air courier), when delivered at the address specified above.

                     16. PRESS RELEASES. The Company shall not issue any press release that references any Purchaser or the purchase of the Shares without the consent of such Purchaser, which consent shall not be unreasonably withheld; provided, however, that if the Company has provided such Purchaser with a copy of the press release, and such Purchaser has not responded within four (4) Business Day hours, the Company may proceed with issuance of the press release.

                     17. CONFIDENTIAL INFORMATION. For the purposes of this
Section 17, "Confidential Information" means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, whether in oral, written, graphic, model or machine readable form, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on behalf thereof, or (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or any other Person in violation of a confidentiality obligation to the Company known to such Purchaser. For a period of three (3) years following the date of this Agreement, each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it, provided that the Purchasers may deliver or disclose Confidential Information to (i) their respective directors, officers, employees, agents, accountants, attorneys, partners, members and Affiliates (to the extent such disclosure reasonably relates to the administration or evaluation of the investment represented by the Shares purchased by such Purchaser) who have agreed to hold confidential the Confidential Information, (ii) the financial advisors and other professional advisors to such Purchaser who are instructed and have agreed to hold confidential the Confidential Information, (iii) any Person from which such Purchaser offers to purchase any security of the Company, to the extent required by law, (iv) any federal or state regulatory authority having jurisdiction over such Purchaser, to the extent required by law or (v) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement of or for the protection of the rights and remedies under this Agreement. The provisions of this Section 17 shall expire upon the Closing. Notwithstanding the foregoing, each party to the transaction (and each employee, representative, or other agent of each such party) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the transaction; provided, further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws. In addition, no party is subject to any restriction concerning its consulting with its tax advisers regarding the tax treatment or tax structure of the transaction at any time.

                     18. MISCELLANEOUS.

                     18.1. SUCCESSORS AND ASSIGNS. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of shares of MVS Securities or Ordinary Common Stock into which the shares of MVS Securities have been converted) whether so expressed or not.

                     18.2. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld; provided, however, that any Purchaser may assign its rights to purchase all or any portion of the Shares to any other Purchaser or any Affiliate of any Purchaser without the consent of the Company. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Except as set forth in Section 13 with respect to Indemnified Parties, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this

Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as set forth in
Section 13 with respect to Indemnified Parties, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                     18.3. PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Agreement or the Shares to the contrary notwithstanding, any payment on any Shares that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the amount payable on such next succeeding Business Day.

                     18.4. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

                     18.5. ENTIRE AGREEMENT AND MODIFICATION. Except as set forth herein, this Agreement supersedes all prior agreements between the parties with respect to its subject matter, including, without limitation, the Commitment Letter, the Amended Commitment Letter, the Term Sheet and the Amended Term Sheet and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                     18.6. CONSTRUCTION. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

                     18.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

                     18.8. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

                     18.9. SUBMISSION TO JURISDICTION. Each party of this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought, (i) if prior to the Effective Date, in the Bankruptcy Court and (ii) if on or after the Effective Date, in the courts of the State of New York, County of New York or, if it has or can acquire jurisdiction, the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each party of this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in the manner set forth in Section 15. Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

                     18.10. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

                     18.11. SUPPLEMENTATION AND AMENDMENT OF SCHEDULES. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 3.1 or on the truth or correctness of the representation and warranty set forth in Section 4.9; provided, however, if the Closing shall occur, then Purchaser shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Section 13 hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing except for any right or claim, pursuant to Section 13 or otherwise, arising out of or as a result of any breach of any representation or warranty set forth in Section 4.9, which representation and warranty shall be made without effect to any such supplement or amendment.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



                                        MAGELLAN HEALTH SERVICES, INC.


                                        By:
                                            ----------------------------------
                                            Title





                       [Additional signature page follows]

                        PURCHASER:

                        MAGELLAN HOLDINGS LP

                        By: Onex Partners LP, its General Partner

                             By: Onex Partners GP LP, its General Partner

                                  By: Onex Partners GP Inc., its General
                                         Partner

                                             By:
                                                 -----------------------------
                                                 Title


                                             By:
                                                 -----------------------------
                                                 Title

                                                                    Schedule 1

                                   Purchasers

Magellan Holdings LP                                                 100%
c/o Onex Investment Corp.
712 Fifth Avenue
New York, New York  10019

                                                                  Schedule 5.2

                             Authority; No Conflict

None

                                    EXHIBIT A

                         REVENUE AND EBITDA PROJECTIONS



                 Month End        Cumulative       Cumulative
                                  EBITDA (in          Revenue
                                   millions)    (in millions)

               01/31/03                $10.5          $ 134.1
               02/28/03                 22.4            266.1
               03/31/03                 32.0            400.1
               04/30/03                 41.8            533.3
               05/31/03                 50.7            665.1
               06/30/03                 61.2            796.2
               07/31/03                 73.6            927.0
               08/31/03                 85.4          1,057.6
               09/30/03                 96.5          1,187.3
               10/31/03                109.0          1,318.5
               11/30/03                121.4          1,449.7
               12/31/03                133.8          1,580.8